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                                  EXHIBIT (3)


                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                              MET-PRO CORPORATION


         The undersigned corporation, in order to amend its Certificate of Incorporation, hereby certifies as follows:


         FIRST:  The name of the corporation is: Met-Pro Corporation.

         SECOND: The corporation hereby amends its Certificate of Incorporation as follows: Paragraph FOURTH of the Certificate of Incorporation, relating to the capital stock of the corporation, is hereby amended to read as follows:

                 "FOURTH: The total number of shares of stock which the corporation shall have authority to issue is Eighteen Million (18,000,000), each share to be designated Common Stock and to have a par value of Ten Cents ($.10), amounting to aggregate capital of One Million Eight Hundred Thousand Dollars ($1,800,000)."

         THIRD: The amendment effected herein was authorized by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon at a meeting of stockholders, pursuant to Sections 222 and 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, we hereunto sign our names and affirm that the statements made herein are true under the penalties of perjury, this 4th day of June, 1997.


                                                   MET-PRO CORPORATION

                                              By:  /s/ William L. Kacin
                                                  ------------------------------
                                                   Willam L. Kacin, President

ATTEST:

/s/ WILLIAM F. MOFFITT
------------------------------
William F. Moffitt, Secretary